Exhibit 99.1 Media Contact Audria Belton Media Relations media@synovus.com Synovus announces election of Greg Montana to its board of directors COLUMBUS, Ga., Dec. 18, 2024 — Synovus Financial Corp. (NYSE: SNV) has appointed Greg Montana, former executive vice president and chief risk officer of Fidelity National Information Services Inc., to its board of directors, effective Jan. 1, 2025. He will serve on the audit and risk committees. This appointment increases the Synovus board to 12 directors. Montana retired from FIS in April 2023. During his 11-year tenure with the company, he led teams of risk, security and compliance professionals. The teams managed and mitigated risks related to cybersecurity; operations; credit; compliance; regulatory; environmental, social and governance; business continuity; crisis management; third party and fraud for all business segments, including banking, payments and capital markets. Montana has more than 25 years of leadership and risk management experience, having served in roles at Bank of America, PayPal, Lloyds Banking Group, Deloitte Consulting and JPMorganChase. Montana is a certified chief information security officer and former board member of the Internet Security Alliance and the Financial Services Information Sharing and Analysis Center Sheltered Harbor organization. He serves on the board of directors for United Way of Northeast Florida and is an active member and former board chair of Jacksonville Catholic Charities. Montana earned an MBA from the Wharton School of the University of Pennsylvania and a bachelor’s degree from Boston College. “With Greg’s addition to our board, we continue to cultivate a broad set of skills and deep expertise on our board to drive our strategic vision forward,” said Synovus Chairman, CEO and President Kevin Blair. “His unparalleled expertise in risk, security and compliance strengthens our position as a trusted financial institution.” Synovus Financial Corp. is a financial services company based in Columbus, Georgia, with approximately $60 billion in assets. Synovus provides commercial and consumer banking and a full suite of specialized products and services, including wealth services, treasury management, mortgage services, premium finance, asset-based lending, structured lending, capital markets and international banking. Synovus has branches in Georgia, Alabama, Florida, South Carolina and Tennessee. Synovus is a Great Place to Work- Certified Company. Learn more about Synovus at synovus.com.